Exhibit 99.1

November 3, 2015

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES THIRD QUARTER 2015 RESULTS

Gross Profit Increases 39 Percent to $291 Million

Aggregates Pricing Up 8 Percent

Birmingham, Alabama – November 3, 2015 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced results for the third quarter ending September 30, 2015.

The Company’s third quarter results reflect continued strong revenue growth and margin expansion amidst the gradual recovery in construction activity across most of the Company’s markets. Third quarter revenues increased 19 percent and gross profit increased 39 percent from the prior year to $291 million, with gross profit and gross profit margins improving in each of the Aggregates, Asphalt and Concrete segments. In its core Aggregates segment, the Company delivered its ninth consecutive quarter of year-over-year improvements in both shipments and per-ton margins. Same-store aggregates shipments rose 7 percent and same-store freight-adjusted aggregates pricing increased 8 percent from the prior year. Same-store incremental aggregates gross profits equaled 72 percent of incremental freight-adjusted revenues for the quarter – and 73 percent for the trailing twelve months. Although full-year shipments may fall below plan primarily due to weather impacts in the first half of the year, continued pricing and margin improvements lead the Company to reconfirm its full-year EBITDA guidance. The remainder of this release provides additional detail regarding the Company’s third quarter results and outlook for the remainder of the year.

Third Quarter Summary (compared with prior year’s third quarter)

●	Total revenues increased $165 million, or 19 percent, to $1.038 billion
●	Gross profit increased $82 million in total, or 39 percent, to $291 million
●	Aggregates freight-adjusted revenues increased $97 million, or 18 percent, to $629 million
o	Total shipments increased 10 percent, or 4.8 million tons, to 52.6 million tons; same-store shipments increased 7 percent, or 3.5 million tons
o	Segment gross profit increased $63 million, or 33 percent, to $251 million
o	Incremental gross profit as a percent of freight-adjusted revenues was 65 percent; on a same-store basis, this metric was 72 percent
o	Average freight-adjusted sales price increased 8 percent
●	Asphalt, Concrete and Calcium segment gross profit improved $19 million, collectively
●	SAG remained in line with expectations, declining as a percentage of total revenues
●	Adjusted EBIT was $214 million, an increase of $68 million, or 47 percent
●	Adjusted EBITDA was $282 million, an increase of $66 million, or 31 percent
●	Earnings from continuing operations were $0.93 per diluted share versus $0.51 per share in the third quarter of 2014. Included in these results are:
o	$0.02 per diluted share in the current year’s quarter for charges associated with acquisitions, divestitures and restructuring
o	$0.03 per diluted share in the prior year’s quarter for charges associated with acquisitions, divestitures and restructuring
●	Adjusted for these items, earnings from continuing operations were $0.95 per diluted share in the third quarter versus $0.54 per diluted share in the prior year

November 3, 2015

FOR IMMEDIATE RELEASE

Tom Hill, President and Chief Executive Officer, said, “The ongoing, gradual recovery in construction activity and demand for our products continued in the third quarter. In fact, many of our customers now face bottlenecks in completing jobs as scheduled, particularly where significant work was delayed by weather in the first half of the year. The pricing environment also remains strong, as customers see improved backlogs and as construction materials suppliers increasingly focus on earning adequate returns on capital deployed. Against this backdrop, our teams continue to execute well and to meet rising customer demands efficiently and effectively. Despite cost pressures in certain areas, unit margins continued to rise across most geographic regions.”

Segment Results

Aggregates

Aggregates shipments increased by 10 percent in total and 7 percent on a same-store basis versus the prior year. The third quarter marked the ninth consecutive quarter of growth in trailing twelve month shipments; however, consumption levels remain well below long-term, mid-cycle levels. The Company continues to see a gradual strengthening in both private and public construction in most of the markets it serves, although supply bottlenecks (e.g., availability of skilled trade labor) appear to impact the rate of growth in several areas. Arizona, California, Florida, Georgia, South Carolina and Texas each saw shipment growth in the quarter of 10 percent or higher. In contrast, Illinois saw shipments decline nearly 10 percent as large project work declined relative to the prior year’s quarter.

Freight-adjusted average sales price for aggregates increased 8 percent on a same-store basis, or $0.86 per ton, versus the prior year’s third quarter, with most markets realizing solid price improvement. On a trailing twelve months basis, average selling prices increased 5 percent. The increase in the rate of pricing growth over recent trend was expected given market conditions and pricing actions taken earlier in the year. The Company expects positive pricing momentum to continue into the fourth quarter and 2016.

Overall aggregates unit costs remained roughly in line with the prior year quarter as lower diesel expenditures largely offset higher costs in other areas. Relative to the prior year, unit costs were impacted by unfavorable geographic mix due to relatively higher volumes in both remote-served markets and other markets with higher inherent operating costs. Unit costs also were affected by increased expenditures for repair and maintenance activities, employee benefits and overtime labor. Compared to last year’s third quarter, cost of revenues for aggregates benefitted by approximately $12 million from lower diesel fuel expenditures. The Company remains focused, with a multi-quarter view, on balancing the factors impacting production quality, service quality and cost. Over the trailing twelve months and excluding the impact of diesel price movements and newly acquired operations, aggregates unit cost of sales have remained essentially flat.

November 3, 2015

FOR IMMEDIATE RELEASE

During the third quarter, aggregates same-store unit margins continued to expand. Gross profit per ton increased $0.90, or 23 percent, from the prior year. On a trailing-twelve-month basis, same-store unit gross profit has increased 25 percent, while unit cash gross profit has increased 14 percent to $5.27 per ton.

For the quarter, aggregates same-store freight-adjusted revenues increased $83 million, while same-store gross profit for the segment increased $60 million, a flow-through rate of 72 percent. Because quarterly results can be volatile due to seasonality and other factors, the Company encourages investors to also consider longer-term trends. On a trailing-twelve-month basis, this flow-through rate has consistently exceeded the Company’s stated goal of 60 percent since volumes began to recover in the second half of 2013.

Asphalt, Concrete and Calcium

In the third quarter, Asphalt segment gross profit was $30 million versus $15 million in the prior year. This year-over-year improvement resulted from higher volumes, effective management of materials margins, and earnings from acquisitions completed since the first half of last year. Same-store asphalt volumes increased 20 percent.

Concrete segment gross profit was $10 million versus $5 million in the prior year’s third quarter. Last year’s third quarter results included the Company’s California concrete business that was divested via an asset swap in January 2015. On a same-store basis, sales volumes were flat versus the prior year, while pricing and unit profitability improved and gross profit increased sharply versus the prior year.

The Company’s Calcium segment reported gross profit of $0.8 million, a decrease versus the $1.0 million reported in the prior year.

In total, the year-to-date gross profit contribution of these three segments has exceeded plan due to margin improvements resulting from both core operating disciplines and strategic repositioning of our asset portfolio.

Selling, Administrative and General (SAG), Other Operating Expense, and Effective Tax Rate

Overall SAG expenses remain in line with plan, declining by 70 basis points as a percentage of total revenues from the prior year. In the third quarter, the Company experienced elevated SAG costs of $5 million primarily due to higher pension and other employee benefit costs as well as continued investment in sales force effectiveness and other strategic initiatives. The Company expects that full-year pension and post-retirement related costs, a portion of which flow through SAG, will be approximately $11 million higher than the prior year. Other employee benefits costs, such as those associated with enhancements to the employee profit sharing plan, also have risen. In contrast, direct SAG expenses for salaries and wages remained flat with the prior year. The Company intends to further leverage SAG expenses to revenues as volumes recover.

November 3, 2015

FOR IMMEDIATE RELEASE

Other operating expense, generally consisting of various cost items not included in cost of revenues, was $8 million versus $3 million in the third quarter of 2014. The year-over-year increase resulted mostly from environmental charges associated with former sites. Over the past three years, other operating expenses, exclusive of significant items disclosed individually, have averaged approximately $3 million each quarter.

As a result of steps taken in the second quarter to streamline the Company’s corporate legal entity structure, it now expects to use in the future a portion of a $60 million deferred tax asset related to a state-level NOL which has until now been considered unusable. The resulting tax benefit in the third quarter was $4.7 million. The Company currently estimates its effective tax rate for the full year to be 28 percent.

Credit Position and Capital Allocation

At the end of the third quarter, total debt outstanding was approximately $2 billion. This amount includes $85 million of long-term, floating-rate bank borrowings under the Company’s $750 million revolving credit facility. As previously communicated, the Company intends to use additional long-term, floating-rate bank borrowings to refinance the $150 million note maturing in December. In the absence of other actions, end of year total long-term debt will remain at approximately $2 billion, with $235 million of that amount in the form of floating-rate borrowings. The Company’s ratio of total debt to trailing twelve month Adjusted EBITDA was 2.6 at the end of the third quarter. The quarter end cash balance was approximately $170 million.

The Company’s capital deployment priorities remain unchanged from prior communications. Capital expenditures for the 2015 calendar year remain on track with plan, although the Company may opt to pull-forward some 2016 spending in order to take advantage of certain procurement savings opportunities. No material acquisitions or divestitures were closed in the third quarter. However, the Company will continue to evaluate such opportunities as they arise. Over time, and subject to the continued recovery of construction activity to more normalized levels, the Company expects to take a balanced approach to capital deployment, one incorporating strategic reinvestment, sustained financial strength and flexibility, and the return of capital to shareholders.

The performance of the operations the Company has acquired since the beginning of 2014’s third quarter continues to improve. In total, these operations contributed approximately $13 million of EBITDA in the third quarter and $28 million year-to-date. The full-year EBITDA contribution from these operations may fall short of the Company’s original forecast due in part to the timing of capacity expansion investments at certain of the acquired aggregates operations. The Company remains pleased with the financial return profile and strategic fit of these investments.

November 3, 2015

FOR IMMEDIATE RELEASE

Outlook

Regarding the Company’s outlook for the remainder of 2015, Mr. Hill stated, “Demand for our products continues to strengthen, and we are encouraged by the strong growth in aggregates pricing throughout our markets. We are reaffirming our expectation for full year Adjusted EBITDA of $775 to $825 million, assuming normal weather patterns in the fourth quarter. Consistent with our expectations throughout the year, these results are driven by strong growth in aggregates gross profit per ton, earnings improvement in our non-aggregates businesses and continuing leverage of our SAG expenses.

“We expect the trends evident thus far in 2015 to extend into 2016. The gradual recovery in demand continues across most of our markets. The pricing environment remains positive. Our teams continue to convert incremental revenue into incremental gross profit at an impressive rate. Our focus will remain on continuous, compounding improvement – both operational and financial.”

Conference Call

Vulcan will host a conference call at 11:00 a.m. CST on November 3, 2015. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties in the U.S. may also access the teleconference live by calling 877-840-5321 approximately 10 minutes before the scheduled start. International participants can dial 678-509-8772. The conference ID is 65809933. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, and a major producer of other construction materials.

November 3, 2015

FOR IMMEDIATE RELEASE

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; changes in Vulcan’s effective tax rate that can adversely impact results; the increasing reliance on information technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event such infrastructure does not work as intended or experiences technical difficulties or is subjected to cyber attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of Vulcan's below investment grade debt rating on Vulcan's cost of capital; volatility in pension plan asset values and liabilities which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to successfully implement our new divisional structure and changes in our management team; Vulcan's ability to manage and successfully integrate acquisitions; the potential of goodwill or long-lived asset impairment; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A

Vulcan Materials Company

and Subsidiary Companies

	(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
Consolidated Statements of Earnings	September 30		September 30
(Condensed and unaudited)	2015	2014	2015	2014

Total revenues	$1,038,460	$873,579	$2,564,896	$2,239,142
Cost of revenues	747,170	664,537	1,961,292	1,821,220
Gross profit	291,290	209,042	603,604	417,922
Selling, administrative and general expenses	71,390	66,074	207,350	199,808
Gain on sale of property, plant & equipment and businesses	799	1,002	7,423	238,527
Restructuring charges	(448)	(750)	(4,546)	(750)
Other operating expense, net	(8,045)	(2,889)	(22,391)	(17,645)
Operating earnings	212,206	140,331	376,740	438,246
Other nonoperating income (expense), net	(2,818)	(593)	(2,277)	4,030
Interest expense, net	37,800	40,891	183,931	201,531
Earnings from continuing operations before income taxes	171,588	98,847	190,532	240,745
Provision for income taxes	45,386	31,066	51,177	71,947
Earnings from continuing operations	126,202	67,781	139,355	168,798
Loss on discontinued operations, net of tax	(2,397)	(842)	(7,066)	(1,896)
Net earnings	$123,805	$66,939	$132,289	$166,902

Basic earnings (loss) per share
Continuing operations	$0.95	$0.51	$1.05	$1.29
Discontinued operations	$(0.02)	$0.00	$(0.06)	$(0.02)
Net earnings	$0.93	$0.51	$0.99	$1.27

Diluted earnings (loss) per share
Continuing operations	$0.93	$0.51	$1.03	$1.27
Discontinued operations	$(0.02)	$(0.01)	$(0.05)	$(0.01)
Net earnings	$0.91	$0.50	$0.98	$1.26

Weighted-average common shares outstanding
Basic	133,474	131,797	133,082	131,256
Assuming dilution	135,558	133,369	134,942	132,759
Cash dividends per share of common stock	$0.10	$0.06	$0.30	$0.16
Depreciation, depletion, accretion and amortization	$69,662	$71,157	$204,770	$208,858
Effective tax rate from continuing operations	26.5%	31.4%	26.9%	29.9%

Table B

Vulcan Materials Company

and Subsidiary Companies

	(in thousands, except per share data)
Consolidated Balance Sheets	September 30	December 31	September 30
(Condensed and unaudited)	2015	2014	2014
Assets
Cash and cash equivalents	$168,681	$141,273	$91,868
Accounts and notes receivable
Accounts and notes receivable, gross	558,755	378,947	485,176
Less: Allowance for doubtful accounts	(5,770)	(5,105)	(5,428)
Accounts and notes receivable, net	552,985	373,842	479,748
Inventories
Finished products	275,717	275,172	254,931
Raw materials	21,680	19,741	22,987
Products in process	1,161	1,250	1,331
Operating supplies and other	28,148	25,641	27,335
Inventories	326,706	321,804	306,584
Current deferred income taxes	39,301	39,726	41,745
Prepaid expenses	56,017	28,640	34,673
Assets held for sale	0	15,184	0
Total current assets	1,143,690	920,469	954,618
Investments and long-term receivables	40,516	41,650	42,117
Property, plant & equipment
Property, plant & equipment, cost	6,803,588	6,608,842	6,608,342
Reserve for depreciation, depletion & amortization	(3,683,961)	(3,537,212)	(3,539,772)
Property, plant & equipment, net	3,119,627	3,071,630	3,068,570
Goodwill	3,094,824	3,094,824	3,095,317
Other intangible assets, net	766,695	758,243	758,863
Other noncurrent assets	151,514	154,281	150,160
Total assets	$8,316,866	$8,041,097	$8,069,645
Liabilities
Current maturities of long-term debt	130	150,137	145
Trade payables and accruals	195,536	145,148	167,837
Other current liabilities	216,411	156,073	196,830
Liabilities of assets held for sale	0	520	0
Total current liabilities	412,077	451,878	364,812
Long-term debt	1,979,493	1,834,642	1,984,075
Noncurrent deferred income taxes	692,643	691,137	733,613
Deferred revenue	209,651	213,968	216,205
Other noncurrent liabilities	659,725	672,773	569,841
Total liabilities	$3,953,589	$3,864,398	$3,868,546
Equity
Common stock, $1 par value	133,315	131,907	131,703
Capital in excess of par value	2,812,593	2,734,661	2,719,169
Retained earnings	1,564,215	1,471,845	1,441,742
Accumulated other comprehensive loss	(146,846)	(161,714)	(91,515)
Total equity	$4,363,277	$4,176,699	$4,201,099
Total liabilities and equity	$8,316,866	$8,041,097	$8,069,645

Table C

Vulcan Materials Company

and Subsidiary Companies

	(in thousands)
	Nine Months Ended
Consolidated Statements of Cash Flows	September 30
(Condensed and unaudited)	2015	2014
Operating Activities
Net earnings	$132,289	$166,902
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	204,770	208,858
Net gain on sale of property, plant & equipment and businesses	(7,423)	(238,527)
Contributions to pension plans	(11,337)	(4,115)
Share-based compensation	14,020	18,425
Excess tax benefits from share-based compensation	(16,950)	(3,375)
Deferred tax provision (benefit)	(7,640)	13,158
Cost of debt purchase	67,075	72,949
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(79,000)	(89,888)
Other, net	(14,467)	5,339
Net cash provided by operating activities	$281,337	$149,726

Investing Activities
Purchases of property, plant & equipment	(214,815)	(169,220)
Proceeds from sale of property, plant & equipment	4,464	21,320
Proceeds from sale of businesses, net of transaction costs	0	719,089
Payment for businesses acquired, net of acquired cash	(20,801)	(268,604)
Other, net	(301)	0
Net cash provided by (used for) investing activities	$(231,453)	$302,585

Financing Activities
Proceeds from line of credit	291,000	70,000
Payment of current maturities, long-term debt and line of credit	(751,056)	(649,711)
Proceeds from issuance of long-term debt	400,000	0
Debt and line of credit issuance costs	(7,382)	0
Proceeds from issuance of common stock	0	30,620
Dividends paid	(39,878)	(20,973)
Proceeds from exercise of stock options	67,888	12,513
Excess tax benefits from share-based compensation	16,950	3,375
Other, net	2	(5)
Net cash used for financing activities	$(22,476)	$(554,181)
Net increase (decrease) in cash and cash equivalents	27,408	(101,870)
Cash and cash equivalents at beginning of year	141,273	193,738
Cash and cash equivalents at end of period	$168,681	$91,868

Table D

Segment Financial Data and Unit Shipments

	(in thousands, except per unit data)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014

Total Revenues
Aggregates [1]	$830,783	$688,922	$2,067,671	$1,752,583
Asphalt Mix [2]	178,865	136,441	410,934	330,004
Concrete [2,3]	88,013	98,949	226,400	288,792
Calcium [4]	2,202	2,273	6,453	22,580
Segment sales	$1,099,863	$926,585	$2,711,458	$2,393,959
Aggregates intersegment sales	(61,403)	(53,006)	(146,562)	(145,592)
Calcium intersegment sales	0	0	0	(9,225)
Total revenues	$1,038,460	$873,579	$2,564,896	$2,239,142

Gross Profit
Aggregates	$250,866	$188,000	$525,816	$388,081
Asphalt Mix [2]	30,020	14,567	59,973	28,292
Concrete [2,3]	9,578	5,486	15,280	(519)
Calcium [4]	826	989	2,535	2,068
Total	$291,290	$209,042	$603,604	$417,922

Depreciation, Depletion, Accretion and Amortization
Aggregates	$57,732	$58,488	$170,251	$169,180
Asphalt Mix [2]	4,124	2,638	12,131	7,458
Concrete [2,3]	2,955	4,955	8,457	15,678
Calcium [4]	170	157	496	1,406
Other	4,681	4,919	13,435	15,136
Total	$69,662	$71,157	$204,770	$208,858

Average Unit Sales Price and Unit Shipments Aggregates
Freight-adjusted revenues [5]	$629,083	$531,613	$1,567,345	$1,339,181
Aggregates - tons [6]	52,609	47,825	133,564	121,101
Freight-adjusted sales price [7]	$11.96	$11.12	$11.73	$11.06
Other Products
Asphalt Mix - tons	3,251	2,240	7,499	5,508
Asphalt Mix - sales price	$54.73	$55.08	$54.18	$54.01

Ready-mixed concrete - cubic yards	813	978	2,129	2,885
Ready-mixed concrete - sales price	$108.13	$101.20	$106.27	$98.49

Calcium - tons	81	87	239	243
Calcium - sales price	$27.16	$25.58	$26.97	$26.00

1 Includes crushed stone, sand and gravel, sand, other aggregates, as well as freight, delivery and transportation revenues, and other revenues related to services.

2 In January 2015, we exchanged our California ready-mixed concrete operations for 13 asphalt mix plants, primarily in Arizona.

3 Includes ready-mixed concrete. In March 2014, we sold our concrete business in the Florida area which in addition to ready-mixed concrete, included concrete block, precast concrete, as well as building materials purchased for resale. See Appendix 5 for adjusted segment data.

4 Includes cement and calcium products. In March 2014, we sold our cement business. See Appendix 5 for adjusted segment data.

5 Freight-adjusted revenues are Aggregates segment sales excluding freight, delivery and transportation revenues, and other revenues related to services, such as landfill tipping fees that are derived from our aggregates business.

6 Includes tons marketed and sold on behalf of a third-party pursuant to volumetric production payment (VPP) agreements and tons shipped to our down-stream operations (i.e., asphalt mix and ready-mixed concrete).

7 Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1.	Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows is summarized below:

	(in thousands)
	Nine Months Ended
	September 30
	2015	2014

Cash Payments
Interest (exclusive of amount capitalized)	$136,123	$163,593
Income taxes	46,271	64,539

Noncash Investing and Financing Activities
Accrued liabilities for purchases of property, plant & equipment	11,941	5,777
Amounts referable to business acquisitions
Liabilities assumed	2,645	24,881
Fair value of noncash assets and liabilities exchanged	20,000	4,914
Fair value of equity consideration	0	45,185

2.	Reconciliation of Non-GAAP Measures

Gross profit margin excluding freight and delivery revenues is not a Generally Accepted Accounting Principle (GAAP) measure. We present this metric as it is consistent with the basis by which we review our operating results. Likewise, we believe that this presentation is consistent with the basis by which investors analyze our operating results considering that freight and delivery services represent pass-through activities. Reconciliation of this metric to its nearest GAAP measure is presented below:

Gross Profit Margin in Accordance with GAAP

	(dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014

Gross profit	$291,290	$209,042	$603,604	$417,922
Total revenues	$1,038,460	$873,579	$2,564,896	$2,239,142
Gross profit margin	28.1%	23.9%	23.5%	18.7%

Gross Profit Margin Excluding Freight and Delivery Revenues

	(dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014

Gross profit	$291,290	$209,042	$603,604	$417,922
Total revenues	$1,038,460	$873,579	$2,564,896	$2,239,142
Freight and delivery revenues [1]	160,594	135,336	403,494	351,083
Total revenues excluding freight and delivery revenues	$877,866	$738,243	$2,161,402	$1,888,059
Gross profit margin excluding freight and delivery revenues	33.2%	28.3%	27.9%	22.1%

1 Includes freight to remote distributions sites.

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

Aggregates segment gross profit margin as a percentage of freight-adjusted revenues is not a GAAP measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is meaningful to our investors as it excludes freight, delivery and transportation revenues which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Incremental gross profit as a percentage of freight-adjusted revenues represents the year-over-year change in gross profit divided by the year-over-year change in freight-adjusted revenues. Reconciliation of these metrics to their nearest GAAP measures are presented below:

Aggregates Segment Gross Profit Margin in Accordance with GAAP

	(dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
Aggregates segment
Gross profit	$250,866	$188,000	$525,816	$388,081
Segment sales	$830,783	$688,922	$2,067,671	$1,752,583
Gross profit margin	30.2%	27.3%	25.4%	22.1%
Incremental gross profit margin	44.3%		43.7%

Aggregates Segment Gross Profit as a Percentage of Freight-Adjusted Revenues

	(dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
Aggregates segment
Gross profit	$250,866	$188,000	$525,816	$388,081
Segment sales	$830,783	$688,922	$2,067,671	$1,752,583
Less
Freight, delivery and transportation revenues [1]	$196,442	$152,442	$484,356	$398,195
Other revenues	5,258	4,867	15,970	15,207
Freight-adjusted revenues	$629,083	$531,613	$1,567,345	$1,339,181

Gross profit as a percentage of freight-adjusted revenues	39.9%	35.4%	33.5%	29.0%
Incremental gross profit as a percentage of freight-adjusted revenues	64.5%		60.4%

1 At the segment level, freight, delivery and transportation revenues include intersegment freight & delivery revenues, which are eliminated at the consolidated level.

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "free cash flow," "Aggregates segment cash gross profit" and "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA). Thus, free cash flow should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure defined by GAAP. Likewise, Aggregates segment cash gross profit and EBITDA should not be considered as alternatives to earnings measures defined by GAAP. We present these metrics for the convenience of investment professionals who use such metrics in their analyses and for shareholders who need to understand the metrics we use to assess performance and to monitor our cash and liquidity positions. The investment community often uses these metrics as indicators of a company's ability to incur and service debt and to assess the operating performance of a company's businesses. We use free cash flow, Aggregates segment cash gross profit, EBITDA and other such measures to assess liquidity and the operating performance of our various business units and the consolidated company. Additionally, we adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period. We do not use these metrics as a measure to allocate resources. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Free Cash Flow

Free cash flow is calculated by deducting purchases of property, plant & equipment from net cash provided by operating activities.

	(in thousands)
	Nine Months Ended
	September 30
	2015	2014

Net cash provided by operating activities	$281,337	$149,726
Purchases of property, plant & equipment	(214,815)	(169,220)
Free cash flow	$66,522	$(19,494)

Aggregates Segment Cash Gross Profit

Aggregates segment cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization (DDA&A) to Aggregates segment gross profit.

	(in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
Aggregates segment
Gross profit	$250,866	$188,000	$525,816	$388,081
DDA&A	57,732	58,488	170,251	169,180
Aggregates segment cash gross profit	$308,598	$246,488	$696,067	$557,261

Appendix 4

Reconciliation of Non-GAAP Measures (Continued)

EBITDA and Adjusted EBITDA

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization and excludes discontinued operations. We adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period.

	(in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014

Reconciliation of Net Earnings to EBITDA

Net earnings	$123,805	$66,939	$132,289	$166,902
Provision for income taxes	45,386	31,066	51,177	71,947
Interest expense, net	37,800	40,891	183,931	201,531
Loss on discontinued operations, net of tax	2,397	842	7,066	1,896
EBIT	$209,388	$139,738	$374,463	$442,276
Depreciation, depletion, accretion and amortization	69,662	71,157	204,770	208,858
EBITDA	$279,050	$210,895	$579,233	$651,134

Adjusted EBITDA and Adjusted EBIT

EBITDA	$279,050	$210,895	$579,233	$651,134
(Gain) loss on sale of real estate and businesses	0	1,185	(5,886)	(235,922)
Charges associated with acquisitions and divestitures	4,158	3,959	9,195	15,573
Asset impairment	0	0	5,190	0
Amortization of deferred revenue	(1,779)	(1,384)	(4,317)	(3,725)
Restructuring charges	448	750	4,546	750
Adjusted EBITDA	$281,877	$215,405	$587,961	$427,810
Depreciation, depletion, accretion and amortization	(69,662)	(71,157)	(204,770)	(208,858)
Amortization of deferred revenue	1,779	1,384	4,317	3,725
Adjusted EBIT	$213,994	$145,632	$387,508	$222,677

Appendix 5

Adjusted Concrete and Calcium Segment Financial Data

Comparative financial data after adjusting for both the January 2015 exchange of our California concrete business and the March 2014 sale of our concrete and cement businesses in the Florida area is presented below:

	(in thousands)
	2015		2014
	YTD [1]	Q1	Q1	Q2	Q3	Q4
Concrete Segment
Segment sales
As reported	$226,400	$59,789	$96,009	$93,834	$98,949	$87,014
Adjusted	221,286	54,675	48,186	74,360	79,697	70,316

Total revenues
As reported	$226,400	$59,789	$96,009	$93,834	$98,949	$87,014
Adjusted	221,286	54,675	48,186	74,360	79,697	70,316

Gross profit
As reported	$15,280	$810	$(9,226)	$3,221	$5,486	$2,753
Adjusted	16,072	1,602	(4,370)	4,921	7,161	4,245

Depreciation, depletion, accretion and amortization
As reported	$8,457	$2,728	$6,037	$4,686	$4,955	$4,214
Adjusted	8,357	2,628	3,930	3,905	4,239	3,577

Shipments - cubic yards
As reported	2,129	573	958	949	978	847
Adjusted	2,073	517	483	733	765	668

Calcium Segment
Segment sales
As reported	$6,453	$1,855	$18,133	$2,174	$2,273	$2,451
Adjusted	6,453	1,855	2,137	2,174	2,273	2,451

Total revenues
As reported	$6,453	$1,855	$8,908	$2,174	$2,273	$2,451
Adjusted	6,453	1,855	2,165	2,174	2,273	2,451

Gross profit
As reported	$2,535	$572	$130	$949	$989	$1,131
Adjusted	2,535	572	424	949	989	1,131

Depreciation, depletion, accretion and amortization
As reported	$496	$162	$1,058	$191	$157	$148
Adjusted	496	162	97	191	157	148

1 Year-to-date 2015 amounts include adjustments for Q1 2015 transactions. There were no adjustments for Q2 or Q3 2015.